Exhibit 99.2

                   Quaker City Bancorp, Inc. Reports
           Earnings for Fourth Quarter and Fiscal Year 2003


    WHITTIER, Calif.--(BUSINESS WIRE)--July 22, 2003--Quaker City Bancorp, Inc. ("Company") (Nasdaq:QCBC), the holding company for Quaker City Bank ("Bank"), reported net earnings of $22.6 million, $3.43 per share, for the fiscal year ended June 30, 2003, compared to $21.2 million, $3.17 per share, for the fiscal year ended June 30, 2002, an 8.2% increase in earnings per share. Net earnings for the quarter ended June 30, 2003 were $5.5 million, $0.86 per share, compared to $6.0 million, $0.88 per share, for the quarter ended June 30, 2002, a 2.3% decrease in earnings per share compared to the prior fiscal year. All per share earnings are presented on a fully diluted basis.
    Net earnings for the quarter ended June 30, 2003 were less than the same quarter last year primarily due to an increase in general and administrative ("G & A") expenses of $1.2 million, a reduction in net interest income of $0.5 million or 3.2%, partially offset by an increase in non-interest income of $1.0 million, a 54.1% increase.
    The net interest margin for the fiscal year decreased to 3.83% compared to 3.99% for fiscal 2002, as the yield on interest earning assets decreased more quickly than the cost of interest bearing liabilities. The net interest margin for the quarter ended June 30, 2003 decreased to 3.70% compared to 4.16% for the same period last year.
    Return on average assets ("ROAA") for the year ended June 30, 2003 was 1.46% compared to 1.51% for the year ended June 30, 2003. ROAA for the quarter ended June 30, 2003 was 1.39% compared to 1.64% for the same period last year. The Company's return on average equity ("ROAE") for fiscal 2003 was 17.01%, compared to 18.05% for fiscal 2002. ROAE for the quarter ended June 30, 2003 was 16.13% compared to 18.80% for the same period last year.
    Average earning assets for fiscal 2003 increased to $1.51 billion compared to $1.37 billion for the same period last year, a 10.8% increase. Average earning assets for the quarter ended June 30, 2003 increased to $1.55 billion compared to $1.42 billion for the same quarter one year ago, an 8.8% increase. Total assets for the fiscal year ended June 30, 2003, were $1.62 billion, compared to $1.49 billion for the fiscal year ended June 30, 2002, a 9.1% increase.
    Net interest income before provision for loan losses for the year ended June 30, 2003 increased to $58.1 million from $54.5 million for fiscal 2002, a 6.6% increase. Net interest income before provision for loan losses for the quarter ended June 30, 2003 decreased to $14.3 million compared to $14.8 million for the same period last year, a 3.2% decrease.
    Total other income for fiscal year June 30, 2003 increased to $10.3 million from $7.2 million for fiscal 2002, an increase of 43.6%. This increase for fiscal 2003 was primarily the result of an increase in gain on sale of loans, which was $2.3 million compared to $0.6 million for fiscal 2002. This was due to high loan refinancing activity to fixed rate loans that were subsequently sold. Total other income for the quarter ended June 30, 2003 increased to $2.9 million compared to $1.9 million for the same period last year. The increase during the quarter was also primarily due to an increase in gain on sale of loans to $0.8 million at June 30, 2003 compared to $83,000 for the quarter ended June 30, 2002. Retail deposit fees increased to $5.1 million for fiscal 2003, compared to $3.6 million for fiscal 2002, a 43.0% increase, due to a continued emphasis on increasing transaction-based deposit accounts and an increase in the number of the Bank's retail branches. Retail deposit fees for the quarter ended June 30, 2003 increased to $1.4 million compared to $1.0 million for the same period last year.
    Nonperforming loans at June 30, 2003 were $3.3 million, 0.25% of gross loans, compared to $4.3 million, 0.35% of gross loans, at June 30, 2002. There was no real estate acquired through foreclosure ("REO") as of June 30, 2003, compared to $18,000 as of June 30, 2002. Total nonperforming assets decreased to $3.3 million, or 0.20% of assets, as of June 30, 2003, compared to $4.3 million, 0.29% of total assets as of June 30, 2002. The Company includes as nonperforming assets nonaccrual loans 60 or more days past due, troubled debt restructured loans and REO.
    The ratio of G&A expenses to average assets increased to 1.82% for fiscal 2003, compared to 1.74% for fiscal 2002. G&A for the quarter ended June 30, 2003, increased to 1.88% compared to 1.73% for the same quarter last year. The ratio of G&A to average assets increased, both for the fiscal year and the fourth quarter 2003, primarily due to the expansion of the retail banking branches, mark-to-market expense of the Employee Stock Ownership Plan as the share price of the Company's stock increased during the past year, and costs related to increases in loan origination volume. The efficiency ratio for fiscal 2003 increased to 41.33% compared to 39.56% for fiscal 2002. The efficiency ratio for the quarter ended June 30, 2003 increased to 43.21% compared to 37.67% for the quarter ended June 30, 2002. The efficiency ratio is the measurement of G&A expenses as a percentage of net interest income before provision for loan losses and noninterest income, excluding nonrecurring items. For the year ended June 30, 2002, G&A expenses included a $536,000 pretax expense for the prepayment of high rate Federal Home Loan Bank ("FHLB") advances. Management considers the expense incurred in prepayment of the high rate FHLB advances to be a nonrecurring item, not likely to recur within two years of the prepayment and there being no similar expense in the two years preceding the prepayment. Due to the nonrecurring nature of such prepayment, management believes that it is useful to investors to identify the efficiency ratio excluding the $536,000 pretax expense for the FHLB prepayment because management believes that the non-GAAP measure, when considered in conjunction with the GAAP efficiency ratio, provides useful information to investors concerning the Company's expense and expense trends. This non-GAAP financial measure should be viewed as a supplement to, and not a substitute for or superior to, the Company's results of operations presented on a GAAP basis. For the year ended June 30, 2003, the efficiency ratio excluding the FHLB prepayment remained 41.33% compared to 38.69% for fiscal 2002. The FHLB prepayment was made in the third quarter of fiscal 2002 and is not reflected in the performance ratios for the quarters ended June 30, 2003 and 2002. A reconciliation of this non-GAAP financial measure to the corresponding GAAP efficiency ratio is provided under the heading "Reconciliation of Non-GAAP Financial Measures" in the tables attached to this release.
    President and Chief Executive Officer Rick McGill commented, "We are very pleased with the performance of the Company during fiscal 2003. We were able to increase our asset size by 9.1% during a year of extremely high loan prepayments by increasing our loan origination volume by 31.0% and loan purchases by 42.2%. The challenge going forward will be to continue our asset growth with quality loans at acceptable yields."
    Pursuant to previously announced plans to repurchase Company stock, during the quarter ended June 30, 2003, the Company acquired in the open market 49,500 shares of its common stock at an average price per share of $36.57. Up to 104,770 additional shares can be repurchased in the future under the current Board authorization.
    On July 17, 2003, the Company announced that its Board of Directors, at their meeting on July 16, 2003, declared its first cash dividend of $0.20 per outstanding share of common stock of the Company payable on August 29, 2003 to the shareholders of record at the close of business on August 15, 2003.
    The Company had $1.62 billion in total assets at June 30, 2003, and operates twenty-four retail banking branches in the Los Angeles, Orange, Riverside and San Bernardino counties in southern California. One additional Wal-Mart in-store branch is currently scheduled to open during fiscal 2004, located in the community of Temecula. At June 30, 2003, consolidated stockholders' equity of the Company was $139.1 million, representing 8.58% of total assets. The Bank was founded in 1920 and its regulatory capital levels continue to exceed the levels necessary to be considered "Well Capitalized."
    President and Chief Executive Officer Rick McGill will be hosting a telephone conference call to discuss the results of the fourth quarter, fiscal 2003, the recently announced cash dividend program, and to answer questions of callers today, July 22, 2003, at 4:00 p.m. Eastern Time (1:00 p.m. Pacific). The teleconference dial-in number is 800-450-0788. Please phone in no later than 3:55 p.m. Eastern Time today to participate. There will be a replay of the call available beginning at 6:15 p.m. Eastern Time on the 22nd and ending at 2:59 a.m. Eastern Time on July 30, 2003. The replay dial-in number is 800-475-6701, access code 690427.
    Statements used in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of certain risks and uncertainties, including but not limited to, general business environment, interest rate fluctuations that may affect operating margin, the California real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions and other factors that may affect the Company detailed from time to time in the Company's reports on Forms 10-K, 10-Q, 8-K and other filings made with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events.



                       Quaker City Bancorp, Inc.
            Consolidated Statements of Financial Condition
                             (NASDAQ:QCBC)
                               Unaudited
               (Dollars in thousands, except share data)


                                                 June 30,     June 30,
                                                   2003         2002
                                                 -------      -------
Assets
 Cash and due from banks                          $31,275     $14,128
 Interest-bearing deposits                            943         762
 Federal funds sold and other
  short-term investments                               --       3,500
 Investment securities held-to-maturity            12,178      14,273
 Investment securities available-for-sale          48,137      79,234
 Loans receivable, net                          1,323,268   1,193,035
 Loans receivable held-for-sale                     2,997       3,436
 Mortgage-backed securities held-to-maturity       90,014     117,827
 Mortgage-backed securities available-for-sale     73,683      26,449
 Real estate held-for-sale                             --          18
 Federal Home Loan Bank stock, at cost             19,807      16,685
 Office premises and equipment, net                 7,275       7,327
 Accrued interest receivable and other assets      12,534      10,760

    Total assets                               $1,622,111  $1,487,434

Liabilities and Stockholders' Equity
 Deposits                                      $1,084,117  $1,009,725
 Federal Home Loan Bank advances                  381,500     330,700
 Accounts payable and accrued expenses              7,269       8,605
 Other liabilities                                 10,088       9,893

    Total liabilities                           1,482,974   1,358,923

Stockholders' Equity:
Common stock, $.01 par value. Authorized
 20,000,000 shares; issued and outstanding
 6,365,943 shares and 6,610,017 at June 30,
 2003 and June 30, 2002, respectively                  64          66
Additional paid-in capital                        128,581     124,428
Accumulated other comprehensive loss               (1,377)       (244)
Retained earnings, substantially restricted        12,197       4,818
Deferred compensation                                (328)       (557)

    Total stockholders' equity                    139,137     128,511

    Total liabilities
     and stockholders' equity                  $1,622,111  $1,487,434


                       Quaker City Bancorp, Inc.
                 Consolidated Statements of Operations
                             (NASDAQ:QCBC)
                               Unaudited
             (Dollars in thousands, except per share data)


                                    Three Months      Twelve Months
                                       Ended              Ended
                                      June 30,           June 30,
                                   2003     2002      2003      2002
                                   ----     ----      ----      ----
Interest income:
 Loans receivable                 $21,367  $22,237   $87,342  $90,489
 Mortgage-backed securities         1,609    2,063     7,418    8,306
 Investment securities                550      904     2,404    2,649
 Other                                253      263     1,014    1,220
    Total interest income          23,779   25,467    98,178  102,664

Interest expense:
 Deposits                           5,723    7,026    24,735   32,743
 Federal Home Loan Bank advances    3,714    3,622    15,377   15,425
    Total interest expense          9,437   10,648    40,112   48,168

 Net interest income before
  provision for loan losses        14,342   14,819    58,066   54,496

Provision for loan losses              --       --       514      200

 Net interest income after
  provision for loan losses        14,342   14,819    57,552   54,296

Other income:
 Deposit fees                       1,370    1,025     5,077    3,551
 Loan servicing charges and fees      533      454     2,035    2,002
 Gain on sale of loans held-for-sale  810       83     2,255      613
 Commissions                          165      237       648      886
 Gain/(loss) on sale of
  securities available-for-sale        (1)      --        46       --
 Other                                 69      113       277      145
    Total other income              2,946    1,912    10,338    7,197

Other expense:
 Compensation and employee
  benefits                          4,207    3,508    15,765   13,378
 Occupancy, net                       866      766     3,315    2,935
 Federal deposit insurance premiums   108      103       434      407
 Data processing                      444      339     1,609    1,245
 Advertising and promotional          463      347     1,509    1,292
 Consulting fees                      282      279       923      770
 Prepayment penalty -- Federal
  Home Loan Bank Advances              --       --        --      536
 Other general and
  administrative expense            1,100      961     4,719    3,845
    Total general and
     administrative expense         7,470    6,303    28,274   24,408

 Amortization of core deposit
  intangible                           29       29       115      115
    Total other expense             7,499    6,332    28,389   24,523

 Earnings before income taxes       9,789   10,399    39,501   36,970

Income taxes                        4,246    4,448    16,896   15,779

Net earnings                       $5,543   $5,951   $22,605  $21,191


Basic earnings per share            $0.88    $0.92     $3.57    $3.34

Diluted earnings per share          $0.86    $0.88     $3.43    $3.17


                       Quaker City Bancorp, Inc.
               Consolidated Financial Highlights, Page 1
                             (NASDAQ:QCBC)
                               Unaudited
        (Dollars in thousands, except share and per share data)


                                               At June 30, At June 30,
                                                  2003        2002
                                                  ----        ----
Selected Financial Data
Total assets                                   $1,622,111  $1,487,434
Total liabilities                              $1,482,974  $1,358,923
Loans receivable (1)                           $1,326,265  $1,196,471
Allowance for loan losses                         $11,606     $11,131
Investment securities (1)                         $60,315     $93,507
Mortgage-backed securities (1)                   $163,697    $144,276
Real estate held-for-sale                              --         $18
Deposits                                       $1,084,117  $1,009,725
Federal Home Loan Bank advances                  $381,500    $330,700
Total stockholders' equity                       $139,137    $128,511
Total common shares outstanding                 6,365,943   6,610,017
Book value per common share                        $21.86      $19.44
Stock price at end of period                       $41.59      $33.14

(1) Includes assets held or available-for-sale.


                            At or for the            At or for the
                          Three Months Ended      Twelve Months Ended
                              June 30,                 June 30,
                          2003        2002         2003        2002
                          ----        ----         ----        ----
Selected Operating Data
Net interest income
 before provision
  for loan losses        $14,342     $14,819      $58,066     $54,496
Provision for loan losses     --          --          514         200
Net interest income
 after provision
  for loan losses         14,342      14,819       57,552      54,296
Total other income         2,946       1,912       10,338       7,197
Total other expense        7,499       6,332       28,389      24,523
Earnings before
 income taxes              9,789      10,399       39,501      36,970
Income taxes               4,246       4,448       16,896      15,779
Net earnings              $5,543      $5,951      $22,605     $21,191
Basic earnings per share   $0.88       $0.92        $3.57       $3.34
Diluted earnings per share $0.86       $0.88        $3.43       $3.17

Average earning
 assets               $1,549,995  $1,424,338   $1,514,780  $1,367,679
Weighted avg diluted
 shares outstanding
  and equivalents      6,467,792   6,769,767    6,593,582   6,693,092


Performance Ratios (2)
Return on average assets         1.39%  1.64%        1.46%       1.51%
Return on average equity        16.13% 18.80%       17.01%      18.05%
Average equity to average
 assets                          8.64%  8.70%        8.56%       8.39%
Interest rate spread during
 the period                      3.42%  3.81%        3.53%       3.61%
Net interest margin              3.70%  4.16%        3.83%       3.99%
General and administrative
 expense to average assets       1.88%  1.73%        1.82%       1.74%
Efficiency ratio - GAAP based   43.21% 37.67%       41.33%      39.56%
Efficiency ratio - excluding
 nonrecurring items             43.21% 37.67%       41.33%      38.69%
Other expense to average assets  1.89%  1.74%        1.83%       1.75%

(2) All applicable quarterly ratios reflect annualized figures.


                       Quaker City Bancorp, Inc.
               Consolidated Financial Highlights, Page 2
                             (NASDAQ:QCBC)
                               Unaudited
        (Dollars in thousands, except share and per share data)


                                              At June 30,  At June 30,
                                                  2003           2002
Asset Quality Ratios and Data                     ----           ----
Nonperforming loans as a percentage
 of gross loans  (3)                              0.25%          0.35%
Nonperforming assets as a percentage
 of total assets (4)                              0.20%          0.29%
Total allowance for loan losses as a
 percentage of gross loans                        0.87%          0.92%
Total allowance for loan losses as a
 percentage of total nonperforming loans        350.95%        260.62%
Total allowance as a percentage of
 total nonperforming assets (5)                 350.95%        259.52%

Net charge-offs, quarter to date                    --            $11
Nonaccrual loans (3)                            $3,307         $4,271
Troubled debt restructured loans                    --             --
    Total nonperforming loans                    3,307          4,271
Real estate acquired through foreclosure            --             18
    Total nonperforming assets                  $3,307         $4,289


Number of:
Pass Book/Savings Accounts                      19,231         16,041
Checking Accounts                               37,478         30,872
Money Market Accounts                            7,589          7,587

(3) Nonperforming loans are net of specific allowances and include nonaccrual and troubled debt restructured loans. Gross loans include loans held for sale.

(4) Nonperforming assets include nonperforming loans and REO.

(5) Total allowance includes loan and REO valuation allowances.


Reconciliation of Non-GAAP Financial Measures

                                  At or for the      At or for the
                                Three Months Ended Twelve Months Ended
                                 June 30, June 30,  June 30,  June 30,
                                   2003     2002      2003      2002
                                   ----     ----      ----      ----
                                       (Dollars in thousands)
Net interest income before
 provision for loan losses       $14,342  $14,819    $58,066  $54,496
Total other income                 2,946    1,912     10,338    7,197
    Total income                  17,288   16,731     68,404   61,693
Total general and
 administrative expenses           7,470    6,303     28,274   24,408
Less nonrecurring FHLB
 Prepayment penalty                   --       --         --      536
Efficiency ratio - GAAP based      43.21%   37.67%     41.33%   39.56%
Efficiency ratio - excluding
 nonrecurring items                43.21%   37.67%     41.33%   38.69%

    For investor information, visit Quaker City's Corporate News on the Net page at www.businesswire.com/cnn/qcbc.htm


    CONTACT: Quaker City Bancorp, Inc.
             Rick McGill, 562-907-2275
             or
             Dwight L. Wilson, 562-907-2241